Exhibit 99.1

NEOSE TECHNOLOGIES, INC.
102 Witmer Road, Horsham, PA 19044 215.315.9000 fax:215.315.9100
email: info@neose.com www.neose.com

Neose Updates Timing for GlycoPEG-EPO IND Filing

Horsham, PA, April 20, 2004 -- Neose Technologies, Inc. (NasdaqNM: NTEC) today adjusted its target date for an IND filing for GlycoPEG-EPO to the second quarter of 2005. This delay is not connected to any concerns over product profile or results from concluded animal studies, but is required to increase post-purification output.

“While the pre-clinical profile of our long-acting GlycoPEG-EPO construct continues to be very promising, and the productivity of our insect cell expression system is already sufficient to support clinical development, our downstream processing requires additional work to optimize the yields before we proceed to the next stage of development,” said C. Boyd Clarke, Neose president, chief executive officer and chairman.

Conference Call/Webcast

A conference call and webcast will be held for the investment community this afternoon at 5:00 p.m. EDT to discuss the adjusted timing and provide an update on all corporate objectives. The dial-in number for domestic callers is 800-289-0493. The dial-in number for international callers is 913-981-5510. A replay of the call will be available for 7 days beginning approximately four hours after the call's conclusion. The replay number for domestic callers is 888-203-1112 using the passcode 441772. The replay number for international callers is 719-457-0820, also using the passcode 441772. Live audio of the conference call will be simultaneously broadcast over the Internet through First Call Events, which can be accessed via the following link:

http://www.firstcallevents.com/service/ajwz404941058gf12.html

To listen to the webcast live, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. The call will also be available on the Investor Relations/Audio Archives page of the Neose website at www.neose.com.

NEOSE TECHNOLOGIES, INC.	Page 2

About Neose Technologies

Neose is a biopharmaceutical company focused on the improvement of protein therapeutics using its proprietary technologies. By applying its GlycoAdvance™ and GlycoPEGylation™ technologies, Neose is developing improved versions of currently marketed therapeutics with proven efficacy. These next-generation proteins are expected to offer significant advantages over first-generation drugs that are now on the market, such as less frequent dosing and improved safety and efficacy. In addition to developing its own products or co-developing products with others, Neose expects to enter into strategic partnerships for the inclusion of its technologies into products being developed by other biotechnology and pharmaceutical companies.

CONTACTS:

Neose Technologies, Inc.
Robert I. Kriebel Sr. Vice President and Chief Financial Officer Barbara Krauter Manager, Investor Relations (215) 315-9000

For more information, please visit www.neose.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statement, see the section entitled “Factors Affecting the Company’s Prospects” in our Annual Report on Form 10-K for the year ended December 31, 2003.

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